[BioLok International Inc. Logo]

For Immediate Release                                           Exhibit No. 99.1


         BIOLOK INTERNATIONAL ESTABLISHES USER ADVISORY BOARD TO BE LED
                  BY WELL KNOWN PERIODONTIST DR. CARY SHAPOFF

         Dr. Shapoff Resigns from BioLok Board of Directors to Focus on
                              User Advisory Board


DEERFIELD BEACH, FL -- December 6, 2005 -- BioLok International Inc. (OTCBB:
BLLI), the manufacturer and worldwide distributor of leading-edge dental implant technology, today announced the formation of a User Advisory Board (UAB) to evaluate current and future uses and applications for the Company's dental implant parts and systems as well as complementary products. The UAB will be comprised of dental industry practitioners and other healthcare and material sciences experts. Their mission is to support BioLok's growth strategies in merging cell biology and technology to develop and market products for the dental implant and tissue regeneration markets.

BioLok also announced today that well known periodontist Dr. Cary Shapoff has been appointed as Chairman of the User Advisory Board. Reflecting the importance of the UAB's work and the benefits to be delivered to BioLok, the Company has accepted Dr. Shapoff's resignation from the BioLok Board of Directors, effective immediately, so that he may devote significant time to leading the UAB's initiatives.

BioLok intends to fill the Board vacancy created by Dr. Shapoff's resignation with a suitably qualified and independent director. Upon the confirmation of a new director, there would be six members of BioLok's Board of Directors, four of which would be independent. The Company's directors are elected at its annual meeting of stockholders and serve for either one or two years or until qualified successors are elected.

"We believe the creation of our User Advisory Board is integral to BioLok's growth," said Bruce L. Hollander, President of BioLok International. "In a collaborative environment, we'll be calling on experts in the dental field and other scientific professions to provide counsel and direction for our line of products - those that are available and taking market share today as well as others in the process of being developed for future commercialization. We are excited that our UAB is being led by Dr. Cary Shapoff, who is intimately familiar with the Company having served on our corporate Board of Directors and has used our dental implant system for the past twelve years. Cary and I agree that BioLok will receive greater and more immediate benefit with him focusing on the User Advisory Board than limiting his contributions because of other responsibilities. We thank Cary for his tenure on our corporate Board and are very pleased that he has become more involved with the practical aspects of our business."


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Cary A. Shapoff, DDS has been in the private practice of periodontics since
1977. He graduated from the periodontal residency program at the University of Maryland and became a Diplomat of the American Board of Periodontology in 1981. He is a Fellow in the Pierre Fauchard Academy International Honor Dental Society and a Fellow in the International College of Dentists and recently was elected as a Director of the American Board of Periodontology (2004 to 2011). He has lectured to numerous graduate training programs and lectured extensively throughout the U.S. and internationally on periodontal and dental implant topics. Dr. Shapoff had an academic position as Courtesy Clinical Faculty in the Department of Periodontology at the University of Florida College of Dentistry. Among many other achievements, he has authored and published the book "Implant Dentistry and Periodontal Forms," lectured on dental implant and periodontal topics, and been published in the Journal of Periodontology, Compendium and Canadian Dental Guide.


                                      # # #

BioLok International Inc. (OTCBB: BLLI) is merging cell biology and technology to develop and market products for the dental implant and tissue regeneration markets. The Company is the worldwide manufacturer and distributor of the BioLok Precision Dental Implant System. BioLok offers a superior line of dental implants that incorporate many patented features and are synonymous with quality, fit of components, leading edge technology and design, and ease of use.

With funding from the National Institutes of Health (NIH) and the National Science Foundation (NSF), BioLok's research and development subsidiary, Orthogen, has developed and patented a proprietary laser microgrooving technology which has been assigned to BioLok. Subsequently, BioLok applied the technology for processing the surfaces of dental implants and related medical products to enhance tissue attachment. The product is marketed by BioLok under the trade name Laser-Lok(R) and is the basis for significant revenue growth and market share gains by the Company. The laser microgrooving technology has potential applications for transcutaneous devices, orthopaedic implants, peripheral nerve repair, bioreactors, cardiovascular and ophthalmic devices. The Company has ongoing research programs with patents pending or issued in each of these areas.

Additional information is available on the Company's Web site at www.biolok.com.

                                      * * *


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With the exception of the historical information contained in the release, the matters described herein contain certain "forward-looking statements" that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of the customer base, and growth of the service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, technical factors affecting networks, availability of capital and other risks and uncertainties. More detailed information about these risk factors are set forth and may be updated from time to time in filings by BioLok International, Inc. with the Securities and Exchange Commission, including the Company's most recent quarterly report on Form 10-Q and other publicly available information regarding the Company. The Company disclaims any obligation to update information contained in any forward-looking statement.


BioLok International Contact:               Investor Relations Contact:
Bruce L. Hollander                          Jordan M. Darrow
President/CEO                               Darrow Associates, Inc.
954-698-9998                                631-367-1866
blh@biolok.com                              jdarrow@optonline.net